Exhibit 99.1
Press Release
Investor Relations:
Stacey Stockhaus
Hythiam, Inc.
(310) 444-4333
sstockhaus@hythiam.com
HYTHIAM RECEIVES NOTICE FROM NASDAQ REGARDING NONCOMPLIANCE
WITH MINIMUM STOCKHOLDERS’ EQUITY REQUIREMENT
LOS ANGELES, CALIFORNIA — May 19, 2009 — Hythiam, Inc. (NASDAQ:HYTM) today announced that on May 14, 2009 the Company received a Staff Deficiency Letter from the Nasdaq Stock Market (“Nasdaq”) for not maintaining a minimum of $10 million in stockholders’ equity in accordance with Nasdaq Listing Rule 5450(b)(1)(A). For the period ended March 31, 2009 and as reported in the Company’s quarterly form 10Q filing, the Company’s stockholder’s equity was $5,702,000.
Under Nasdaq Rules, the Company has 15 calendar days to submit a plan that defines how the Company will regain compliance. The Company will respond by submitting an appropriate plan to Nasdaq within the 15 day deadline. If the plan is accepted by Nasdaq, the Company will receive an extension of up to 105 calendar days from May 14, 2009, or until August 27, 2009, to establish evidence of compliance. If the plan is not accepted, the Company will receive written notice from Nasdaq that the Company’s securities will be delisted. Upon receipt of that notice, the Company may appeal the Nasdaq staff’s determination to delist the Company’s securities to a Listing Qualifications Panel.
About Hythiam®
Hythiam, Inc. provides, through its CatasysTM offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers. The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence. The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers. Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program. For further information, please visit www.hythiam.com.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-

looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, lack of statistically significant formal research studies, the risk that substance dependence solutions might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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